Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Employee Stock Purchase Plan of Spirit AeroSystems Holdings, Inc. of our reports dated February 10, 2017, with respect to the consolidated financial statements of Spirit AeroSystems Holdings, Inc. and the effectiveness of internal control over financial reporting of Spirit AeroSystems Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Wichita, Kansas

September 6, 2017